EXHIBIT 6.41

AMENDMENTS NO.4 TO PLACEMENT AGENT FEE AGREEMENT

EFFECTIVE MARCH 1, 2022

TPT Global Tech, Inc. ("TPT") and CIM Securities, LLC, ("Placement Agent") pursuant to Section 20 of the Placement Agent Fee Agreement November 11, 2020, as previously amended (the "Placement Agreement") between TPT and the Placement Agent.

1.	Reduction in Commissions: Section 2 of the Placement Agreement is amended to read:

In the event that the Company successfully completes the Subscriptions during the engagement whether through an investor (“Investor”) or referrals from CIM’s investors, TPT agrees to pay CIM a commission equal to four per cent (4%) in cash on the Subscriptions. CIM will be compensated only on parties that CIM brings to TPT until such time as the offering has reached the funding maximum. Further, CIM will not approach TPT’s investors without the prior approval from the Company-TPT.

2.	Continued Effectiveness: Except as modified by this Amendment, the Placement Agreement remains in full force and effect.

3.	Effective Date: This Amendment is effective as of March 1, 2022.

4.	Execution in Counterparts¸ TPT and CIM agree that this Amendment may be executed in counterparts by electronic means.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Amendment.

TPT GLOBAL TECH, INC.		CIM SECURITIES, LLC

By:	/s/Stephen J. Thomas III, CEO	By:	/s/ Jim Holt, President